                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 August 5, 1997
                Date of Report (Date of earliest event reported)



                       ACCENT SOFTWARE INTERNATIONAL LTD.
               (Exact name of registrant as specified in charter)


            Israel                 0-26394                  N/A
        (State or Other          (Commission           (IRS Employer
        Jurisdiction of           File Number)       Identification No.)
       Incorporation or
         Organization)



                28 Pierre Koenig Street, Jerusalem 91530, Israel
               (Address of principal executive offices) (Zip Code)


                               011-972-2-679-3723
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)


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ITEM 5.   Other Events

     On August 5, 1997, the Company completed a financing arrangement with CC Investments LDC (the "Investor"), pursuant to Rule 505 of Regulation D of the Securities Act of 1933. Rule 505 was available because the issuance was to fewer than 35 nonaccredited investors. The Company received $2,000,000 in cash before expenses (approximately $1,850,000 net of expenses) and, in return, issued the Investor an unsecured debenture carrying 6% annual interest and convertible into the Company's Ordinary Shares at the lesser of 135% of the average closing bid price for the five-day period preceding the closing date or 75% of the average closing bid price of the Ordinary Shares for the five-day period preceding the date of conversion. The debenture automatically converts into Ordinary Shares on August 5, 1999, and may be converted anytime after November 2, 1997. The Company, at its option, may require the Investor to convert the debenture into Preferred Shares of the Company at any time prior to November 3, 1997. Terms of the Preferred Shares will be identical to the debentures. Conversion of the debentures (or Preferred Shares) will result in dilution to the Company's current shareholders. Assuming the Company's share price remains at its August 5, 1997, level of $1.62 per share, the debentures (or Preferred Shares) will be convertible into approximately 1,646,000 Ordinary Shares and the percentage dilution will amount to approximately 12%. If the share price increases from its August 5 level, the conversion price will increase and there would be a corresponding decrease in the number of shares into which the debentures would be converted and in the amount of dilution which would be experienced by the shareholders. If the share price decreases from its August 5 level, the conversion price will decrease and there would be a corresponding increase in the number of shares into which the debentures would be converted and in the amount of dilution which would be experienced by the shareholders. There can be no assurance that the share price will either increase or decrease.

     The Investor was also granted warrants to purchase 250,000 Ordinary Shares of the Company at an exercise price of $2.80 and additional warrants to purchase 50,000 Ordinary Shares at an exercise price of $3.20. The placement agents for the transaction were The Shemano Group, Inc., San Francisco, California, and Equity Management Partners, Atlanta, Georgia. The placement agents were granted warrants to purchase 300,000 Ordinary Shares at an exercise price equal to 115% of the closing bid price on the day of closing. The warrants are valid for five years. Exercise of all 600,000 warrants granted to the Investor and to the placement agents will result in a percentage dilution to existing shareholders of approximately 5%.

     Pursuant to the terms of the registration rights agreement which was part of the financing arrangement, the Company is required to file a registration statement on Form S-3 for the Ordinary Shares reserved for issuance upon conversion of the debenture (or Preferred Shares) and exercise of the warrants within 15 days of the closing which took place on August 5, 1997.


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                                    EXHIBITS

     10. Securities Purchase Agreement, dated August 5, 1997, between CC Investments LDC and Accent Software International Ltd., which includes a Convertible Debenture, two Warrants and a Registration Rights Agreement, all dated August 5, 1997, as exhibits thereto.





                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              ACCENT SOFTWARE INTERNATIONAL LTD.


DATE:  August 19, 1997           By: /s/ Robert J. Behr
                                     ----------------------------------
                                     Robert J. Behr
                                     Chief Financial Officer








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